Exhibit 99.1

Nordstrom, Inc. Announces Closing of Senior Notes Offering

SEATTLE, Wash. – (December 12, 2013) – Nordstrom, Inc. (NYSE: JWN) today announced the closing of the previously announced offering (the “Offering”) of $400 million aggregate principal amount of 5.00% Senior Notes due 2044 (the “Notes”) at an offering price of 99.331% of the principal amount thereof. The proceeds from the sale of the Notes will be used for general corporate purposes, including repayment or retirement of outstanding indebtedness due in 2014, financing of capital expenditures and working capital needs.

The Notes were offered in a private placement, solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The Notes were not registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This notice does not constitute an offer to sell the Notes, nor a solicitation of an offer to purchase the Notes in any jurisdiction in which such offer or solicitation would be unlawful. Any offer of the Notes will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

ABOUT NORDSTROM

Nordstrom, Inc. is one of the leading fashion specialty retailers based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 261 stores in 35 states, including 117 full-line stores, 141 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom also serves customers through Nordstrom.com and through its catalogs. Additionally, the Company operates in the online private sale marketplace through its subsidiary HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words like “will,” “may,” “should,” “expect,” “anticipate,” “future,” “plan,” “believe,” “intend,” “goal,” “seek,” “estimate,” “project,” “continue,” and similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, those items described in part I, Item 1A. Risk Factors, of our Annual Report on Form 10-K for the year ended February 2, 2013. The forward-looking statements included in this press release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.